EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

MidSouth Bank, N.A.
 Louisiana

Financial Services of the South, Inc.
 Louisiana

MidSouth Statutory Trust I
Connecticut

MidSouth Statutory Trust II
Delaware